Exhibit (C)(5)

Confidential Jefferies LLC Member SIPC The information provided in this document, including valuation discussions, represents the views of Jefferies Investment Banking. There is no assurance that the views expressed herein will be consistent with the views expressed by Jefferies Research or its Analysts. Nothing in this document should be understood as a promise or offer of favorable research coverage. Project FREEDOM Presentation to the Special Committee May 8, 2023 / Confidential

Confidential Jefferies LLC / May 2023 Background 2 Transaction Overview 4 FREEDOM Overview 7 FREEDOM Valuation Considerations 12 Appendix 22 Table of Contents i

Confidential Jefferies LLC / May 2023 Disclaimer The following pages contain material provided to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of FREEDOM (the “Company”) by Jefferies LLC (“Jefferies”) in connection with Project FREEDOM. These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Special Committee in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies’ prior written consent. The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. 1

Confidential Jefferies LLC / May 2023 Background 2

Confidential

Background

- On March 20, 2023, FREEDOM (or the "Company") announced publicly the receipt of an unsolicited non-binding proposal from an undisclosed bidder[(1)] (the "Bidder") to acquire all of the outstanding shares of the Company's common stock for $30.00 per share in cash (the "Proposed Transaction")
  - The proposal implied a 31.9% and 10.3% premium to FREEDOM's unaffected stock price and 30-day VWAP as of March 17, 2023, respectively, and 7.2x FREEDOM's 2022A Adjusted EBITDA and 9.5x FREEDOM's 2023E Adjusted EBITDA, respectively
  - Conditioned on:
    - Current management agreeing to roll their equity and continue with the Company
    - Approval of the Special Committee and majority of non-Bidder and non-management shareholders
    - Other customary conditions (e.g., HSR)
    - 30 days of diligence
    - Transaction funded by cash on hand and newly raised debt financing; no financing condition
      - A transaction led by Permitted Holders, including B.Riley, Irradiant, Pimco (and Brian Kahn), should not require the refinancing of FREEDOM's existing debt
- In its capacity as financial advisor to the Special Committee of the Board of Directors of FREEDOM (the "Special Committee"), Jefferies has:
  - Reviewed the Company's publicly available information and internal financial information and analyses, including its long-range plan ("LRP") dated as of May 4, 2023, as well as participated in business diligence sessions along with the Bidder and its lenders
  - Engaged in numerous discussions with the Bidder and its approved partners, including current Company lenders Irradiant and Pimco
  - Contacted 11 third party financial buyers with retail investment experience regarding potential interest in a transaction with FREEDOM out of which 7 parties passed; another 4 parties executed NDA and passed subsequently
    - No additional inbound inquiries after public release of Bidder proposal on March 20, 2023

Parties Contacted	Parties Passed		Current Interested Parties (ex. Bidder)
	Before NDA	Post NDA	
11	7	4	0

Source: Offer letter dated March 20, 2023.
(1) Bidder was B. Riley Financial, Inc.

Jefferies LLC / May 2023 3

Jefferies

Confidential Jefferies LLC / May 2023 Transaction Overview 4

Confidential

Transaction Overview

- On May 9, 2023, FREEDOM's Board of Directors is expected to consider the sale of the Company (the "Proposed Transaction") to the Bidder for a purchase price of $30.00 per share in cash (the "Proposed Purchase Price")
  - Represents a premium of 31.9% based on FREEDOM's unaffected stock price of $22.75 as of March 17, 2023
- The Proposed Transaction will be financed with a combination of Bidder equity and new committed debt from existing lenders

Proposed Purchase Price	**$30.00**
Diluted Shares Outstanding[1]	36.3
Implied Equity Value	**$1,089**
Plus: Total Debt (Q1'23)	1,448
Plus: Preferred Equity	114
Less: Cash and Cash Equivalents (Q1'23)	(98)
Total Enterprise Value (TEV)	**$2,552**

Implied Premiums	**FREEDOM Statistic**	
Implied Premium to Current Stock Price	$29.41	*2.0%*
(Discount) / Premium to Unaffected Stock Price (as of 3/17/23)	$22.75	*31.9%*
(Discount) / Premium to 30 day VWAP (as of 3/17/23)[2]	$27.21	*10.3%*
(Discount) / Premium to 90 day VWAP (as of 3/17/23)[2]	$27.95	*7.3%*
(Discount) / Premium to 52-Week High	$44.25	*(32.2%)*
(Discount) / Premium to 52-Week Low	$22.45	*33.6%*

Managament Adj. EBITDA	**FREEDOM Statistic**	**TEV / EBITDA**
LTM Q1 2023 EBITDA	$308	8.3x
FY2023E EBITDA	$268	9.5x
FY2024P EBITDA	$297	8.6x

Source: S&P Capital IQ as of May 5, 2023, and Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023.
(1) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023.
(2) VWAP calculated based on calendar days, ending on March 17, 2023.

Jefferies LLC / May 2023 5 Jefferies

Confidential Jefferies LLC / May 2023 Key Terms of the Merger Agreement Proposed Transaction Summary Proposed Purchase Price $30.00 per share in cash Parties: Franchise Group, Inc. (the “Company”) A newly formed affiliate of B. Riley Financial, Inc. and management rollover investors (“Parent”) Merger Sub, a wholly owned subsidiary of Parent B. Riley Financial Inc. is providing an equity commitment and limited guaranty; management rollover investors are providing additional equity Structure: Reverse triangular merger in which Merger Sub will merge into the Company with the Company surviving as a wholly owned subsidiary of Parent Single step “voted” merger (no tender offer) Management equity rollover will occur immediately prior to Merger Financing Combination of fully committed debt financing, cash equity and management rollover equity No financing condition; however, acquiror only required to close if debt financing is funded Certain Closing Conditions: Stockholder approval, including approval by holders of a majority of the outstanding shares held by unaffiliated stockholders Customary bringdown of representations, compliance with covenants and absence of MAE HSR approval Alternative Transactions: Following Go Shop period, no solicitation, subject to fiduciary out Go Shop provisions under negotiation Outside Date: [9] months after signing, subject to extension to [12] months after signing Termination Fees: Reverse termination fee of [●]% of the unaffiliated stockholder consideration using the $30.00 per share price Company termination fee of [●]% of the unaffiliated stockholder consideration for Acquisition Proposal first received within 45 days after signing and thereafter to be [●]% Source: Draft Agreement and Plan of Merger dated May 8, 2023, which we understand remains subject to further negotiation and revision in all respects. 6

Confidential Jefferies LLC / May 2023 FREEDOM Overview 7

Confidential Jefferies LLC / May 2023 2/2/23 Gross Gross Adj. Interest $ % Leverage Leverage(1) Rate Maturity Cash and Cash Equivalents $80.8 ABL Revolver ($400M) $16 1.1% 4.0x 2.4x S+175 3/10/26 1st Lien Term Loan (With Add-On) $1,099 76.7% 2.6x 4.0x S + CSA + 475 3/10/26 2nd Lien Term Loan $300 20.9% 3.3x 4.4x L + 750 9/10/26 Finance Lease Liabilities $11 0.8% 3.4x 4.4x - - Other Long Term Obligations $6 0.4% 3.4x 4.4x - - Total Debt $1,432.2 100.0% 3.4x 4.4x Based on FY2022 Bank Adj. EBITDA of: $425.6 Based on FY2022 Bank Adj. EBITDAR of: $705.0 Pro Forma Capitalization Table(3) Valuation Metrics Stock Price Performance – Since NASDAQ Relisting (November 2019) Trading Statistics $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 Nov-19 May-20 Nov-20 May-21 Nov-21 May-22 Nov-22 May-23 Price Trading Summary FREEDOM Trading Update – Public Market Perspective $29.41 Unsolicited Offer Letter Received Mar. ‘23 Rumors Re: MBO Jan. ‘23 (5/5/23) Current (3/17/23) Unaffected ($Millions, except per share data) (2) (2) Pet Supplies Plus Acquired Jan. ‘21 Sylvan Learning Acquired Sept. ‘21 The Vitamin Shoppe Acquired Dec. ‘19 Badcock Acquired Nov. ‘21 American Freight Acquired Feb. ‘20 Source: Company filings, S&P Capital IQ as of May 5, 2023. Note: Shares outstanding based on fully diluted shares outstanding per most recent public filing. Pro forma capitalization table for reference to reflect ABL balance as of January 23, 2023 and pro forma for the paydown by the $300 million incremental first lien term loan transaction closed on February 2, 2023. (1) Rent expense capitalized at 6.0x and estimated based on LTM September 25, 2022 data. (2) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable, 506,189 restricted stock units and 454,093 performance restricted stock units. (3) Pro forma debt and cash balances as of February 2, 2023. (4) Calculated based of 4,541,125 shares of Series A Cumulative Preferred Stock with a liquidation preference of $25.00, per Company filings dated December 31, 2022. (4) (4) (3) (3) (3) (3) EV / CY2023E Consensus Revenue 0.52x 0.58x EV / CY2023E Consensus EBITDA 6.5x 7.2x EV / CY2024P Consensus EBITDA 5.5x 6.1x Share Price $22.75 $29.41 52-Week High $44.66 $44.25 52-Week Low $22.45 $22.45 Current % of 52-Week High 50.9% 66.5% 3-M Avg. Daily Vol. ('000s) 524.91 423.44 Share Price $22.75 $29.41 Shares Outstanding 36.3 36.3 Market Capitalization $826.9 $1,069.0 Plus: Total Debt (2/2/23) 1,432.2 1,432.2 Plus: Preferred Equity 113.5 113.5 Less: Cash & Cash Eqv. (2/2/23) (80.8) (80.8) Enterprise Value $2,291.9 $2,534.0 CY2023E Consensus Revenue $4,412.8 $4,402.9 CY2023E Consensus EBITDA $350.6 $350.9 CY2024P Consensus EBITDA $416.0 $412.5 8

Confidential Jefferies LLC / May 2023 FREEDOM Trading Performance Nov-19 Feb-20 May-20 Sep-20 Dec-20 Mar-21 Jun-21 Oct-21 Jan-22 Apr-22 Jul-22 Oct-22 Feb-23 May-23 (100%) 0% 100% 200% 300% 400% Stock Price Performance – Since NASDAQ Relisting (November 2019) Sources: Company filings, S&P Capital IQ and Wall Street research as of May 5, 2023. (1) Hybrid Franchisor Index comprised of DRVN, LOCO, SHAK and SNA. (2) Pet Retail Index comprised of MUSTI, PETS and WOOF. (3) Home and Furniture Index comprised of BBY, ETD, HVT, SNBR, TCS, TPX, TSX:ZZZ and WSM. (4) Beauty, Health and Wellness Index comprised of BBWI, NGVC, RAD, SBH, SFM, ULTA and WBA. (5) Finance Driven Retail Index comprised of AAN, CONN and UPBD. (6) Specialty Retail Index comprised of ASO, DKS, HIBB, JOAN and ODP. (7) Unit-Based Education Index comprised of BFAM, FC, LRN and LSE:PSON. FREEDOM: 147% Hybrid Franchisors(1): 41% Specialty Retail(6): 224% Beauty and Wellness(4): (7%) Finance Driven Retail(5): (17%) Unit Based Education(7): (8%) Pet Retail(2): 24% Home and Furniture(3): 17% YTD LTM FREEDOM 15% (23%) Hybrid Franchisor(1) 14% 15% Pet Retail(2)) 22% (26%) Home and Furniture(3) (3%) (10%) Beauty, Health and Wellness(4) (5%) (10%) Finance Driven Retail(5) 26% (20%) Specialty Retail(6) 12% 41% Unit-Based Education(7) 7% 7% 9

Confidential Jefferies LLC / May 2023 Average EV / NTM EBITDA Multiple EV / NTM EBITDA Multiples Over Time 7.2x 12.5x 11.8x 6.9x 7.5x 6.1x 4.8x 12.8x 7.1x 11.4x 9.5x 5.3x 7.4x 5.7x 4.5x 11.3x 7.2x 11.1x 7.9x 5.3x 7.3x 7.0x 5.2x 8.8x FREEDOM Hybrid Franchisor Pet Retail Home and Furniture Beauty, Health and Wellness Finance Driven Retail Specialty Retail Unit-Based Education 3-Year 1-Year Current Sources: Company filings, S&P Capital IQ and Wall Street research as of May 5, 2023. (1) Hybrid Franchisor Index comprised of DRVN, LOCO, SHAK and SNA. (2) Pet Retail Index comprised of MUSTI, PETS and WOOF. (3) Home and Furniture Index comprised of BBY, ETD, HVT, SNBR, TCS, TPX, TSX:ZZZ and WSM. (4) Beauty, Health and Wellness Index comprised of BBWI, NGVC, RAD, SBH, SFM, ULTA and WBA. (5) Finance Driven Retail Index comprised of AAN, CONN and UPBD. (6) Specialty Retail Index comprised of ASO, DKS, HIBB, JOAN and ODP. (7) Unit-Based Education Index comprised of BFAM, FC, LRN and LSE:PSON. (1) (2) (3) (4) (5) (6) (7) FREEDOM 10

Confidential Jefferies LLC / May 2023 FY 2023P FY 2024P 12-18 Month Firm Revenue EBITDA Revenue EBITDA Price Target Recommendation Oppenheimer (3/21/23) $4,372 $354 $4,473 $413 $40.00 Outperform Barrington (3/1/23) $4,375 $355 $4,500 $400 $35.00 Outperform Stephens (3/1/23) $4,426 $353 $4,485 $394 $28.00 Neutral CJS Securities (3/2/23) $4,365 $357 $4,507 $410 $42.00 Outperform D.A. Davidson (4/10/23) $4,483 $348 $4,625 $457 $39.00 Buy Mean: $4,404 $353 $4,518 $415 $36.80 Management: $4,223 $268 $4,428 $297 NA Selected Analyst Estimates (as of May 2023) Sources: Wall Street Research, S&P Capital IQ as of May 5, 2023. (1) Represents Adj. EBITDA per consolidated Long-Range Plan provided by FREEDOM management on May 1, 2023. Wall Street Research Perspectives ($Millions) Management projects meaningfully lower EBITDA vs. Mean (1) (1) 11

Confidential Jefferies LLC / May 2023 FREEDOM Valuation Considerations 12

Confidential Jefferies LLC / May 2023 Historical and Projected FREEDOM Financial Summary Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023. Historical Management Estimates CAGR ($Millions) FY2020A FY2021A FY2022A FY2023E FY2024P FY2025P FY2026P '20A - '23E '23E - '26P Revenue Vitamin Shoppe $1,036 $1,173 $1,207 $1,248 $1,272 $1,309 $1,359 6.4% 2.9% Pet Supplies Plus 846 1,121 1,289 1,372 1,475 1,648 1,859 17.5% 10.7% American Freight 945 989 883 912 985 1,145 1,262 (1.2%) 11.4% Badcock 899 907 716 592 591 660 730 (13.0%) 7.2% Buddy's 97 64 57 57 60 67 73 (16.5%) 8.6% Sylvan 26 38 42 42 45 48 51 17.4% 6.4% Total Revenue $3,850 $4,292 $4,195 $4,223 $4,428 $4,876 $5,334 3.1% 8.1% % Growth 5.2% 11.5% (2.3%) 0.7% 4.9% 10.1% 9.4% Total COGS $2,096 $2,410 $2,519 $2,584 $2,724 $3,010 $3,320 7.2% 8.7% Contribution Margin $1,754 $1,882 $1,676 $1,639 $1,704 $1,866 $2,013 (2.2%) 7.1% % Margin 45.6% 43.9% 39.9% 38.8% 38.5% 38.3% 37.7% Total Operating Expenses $1,496 $1,467 $1,430 $1,389 $1,424 $1,501 $1,574 (2.5%) 4.3% Total EBITDA $234 $490 $288 $242 $281 $366 $440 1.1% 22.2% % Margin 6.1% 11.4% 6.9% 5.7% 6.3% 7.5% 8.3% Adjusted EBITDA Vitamin Shoppe $78 $137 $135 $136 $140 $145 $150 20.4% 3.5% Pet Supplies Plus 76 93 115 120 134 157 185 16.2% 15.6% American Freight 109 97 4 19 47 91 116 (44.0%) 82.3% Badcock 106 85 84 (21) (38) (27) (16) NM NM Buddy's 27 18 16 16 16 20 24 (16.3%) 15.3% Sylvan 6 12 14 14 15 16 17 36.2% 7.8% Total Adjusted EBITDA $395 $438 $354 $268 $297 $382 $456 (12.2%) 19.5% % Margin 10.3% 10.2% 8.4% 6.3% 6.7% 7.8% 8.6% Total D&A $111 $88 $82 $80 $82 $78 $78 (10.4%) (0.9%) Total Capital Expenditures $59 $66 $51 $47 $42 $45 $45 (7.3%) (1.7%) % Margin 1.5% 1.5% 1.2% 1.1% 1.0% 0.9% 0.8% 13

Confidential

Detail Regarding FREEDOM Subsidiary Management Incentive Plans (MIPs)

Description	Commentary & Assumptions
Several of FREEDOM's businesses have a Subsidiary Management Incentive Plan (MIP) in place representing ~10% of the equity value upon a change of control (net of certain adjustments including debt and contributed capital)[1]	• MIPs are triggered upon a change of control of Vitamin Shoppe, Pet Supplies Plus, Sylvan and American Freight businesses – but not upon a change in control of the parent company[2] • Current obligations under MIPs cannot be changed by Company unilaterally[3][4] • Pet Supplies Plus, Sylvan and American Freight plans have an optional liquidity provision, while Vitamin Shoppe does not • For preliminary valuation purposes, MIPs are analyzed as an aggregate payout in 2026, and are discounted to present value as part of the DCF analysis, such that all of the value of the Company's businesses would be 100% owned by existing shareholders

Vitamin Shoppe Incentive Unit Plan Details	Pet Supplies Plus Incentive Unit Plan Details
• Represents 11% of Vitamin Shoppe Equity Value in a change in control scenario • Currently fully vested given Vitamin Shoppe performance and timing • Does not have Optional Liquidity provision	• Represents ~10% of Pet Supplies Plus Equity Value in a scenario where there is a change in control / optional liquidity exercise • 1/3rd are time vested – Vest if one is employed for three years by March 2024 • 2/3rd are performance vested – Vest subject to a performance goal and if employed till March 2025 • Optional liquidity available for both time and performance vested units in 2025 and 2026

($Millions, except price per share)	Illustrative Payouts in 2026			
	Vitamin Shoppe	Pet Supplies Plus	Sylvan	American Freight
Monetization Scenario	Change of Control[1]	Optional Liquidity	Optional Liquidity	Optional Liquidity
Contractual EBITDA for 2026 Payout [5]	$150.4	$184.9	$17.5	$116.3
Contractual Multiplier [6]	9.0x	6.5x	7.0x	5.6x
Implied EV	$1,353.7	$1,201.6	$122.2	$651.3
Less: Invested Capital	21.9	(350.0)	(40.5)	(230.0)
Less: Contractual Debt / Transaction Costs	(35.0)	(174.1)	(6.8)	(295.5)
Incremental EV	$1,340.6	$677.5	$74.9	$125.8
% of Equity Value [7]	11.0%	10.0%	6.7%	0.0%
MIP Payout[8]	**$147.5**	**$67.8**	**$5.0**	**$0.0**
MIP Payout / Share (Net of Tax)[9]	$3.34	$1.38	$0.10	$0.00
Present Value of MIP Payout / Share (Net of Tax)[10][11]	**$2.03**	**$0.84**	**$0.06**	**$0.00**

Today @ 9.0x Sale: ~$3.00

Total Payout	**$220.2**
Payout (Net of Tax)[9]	**174.9**
Payout / Share	**$4.82**
Payout / Share (Present Value)[10]	**$2.93**

(1) Additionally, per FREEDOM management, through a verbal agreement, Buddy's CEO holds a 1.5% stake that can only be monetized in a sale.
(2) Change of Control in HoldCo does not trigger a liquidity event for the individual Operating Company plans. Vesting accelerates upon a Change of Control of individual businesses.
(3) For Pet Supplies Plus and Sylvan, Company may terminate and liquidate the Plan in accordance with Code Section 409A in connection with a Change in Control.
(4) Option to amend is applicable except with respect to outstanding awards.
(5) Contractual EBITDAs are Reported Adjusted EBITDAs of individual segments in Consolidated LRP provided by FREEDOM Management on May 4, 2023.
(6) Reflects an illustrative valuation multiple for Vitamin Shoppe in a sale transaction.
(7) % of Equity Value reflects both Time Vested and Performance Vested Units.
(8) Payout for American Freight is zero due to projected underperformance of the business.
(9) Applied effective tax rate of 26% as per management estimates.
(10) Based on illustrative WACC of 13.25%.
(11) Payments above $1mm made to the former Vitamin Shoppe CEO as part of this plan are not tax deductible per Section 162(m) of Internal Revenue Code.

Jefferies LLC / May 2023 14

Jefferies

Confidential Jefferies LLC / May 2023 Analysis of Selected Publicly Traded Companies Estimates current market value of FREEDOM based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes Reviewed 34 publicly traded Hybrid Franchisor, Pet Retail, Home & Furniture, Beauty, Health & Wellness, Finance-driven Retail, Specialty Retail and Unit-Based Education companies relative to FREEDOM’s six business units Analysis of Selected Transactions Estimates value of FREEDOM based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes Reviewed 32 completed transactions with publicly available information in the Pet Retail, Home & Furniture, Health & Wellness, Finance-driven Retail, Specialty Retail and Unit-Based Education sectors Discounted Cash Flow Analysis Estimates the value of FREEDOM based on the present value of the Company’s risk-adjusted cash flow Terminal Value calculated using perpetuity growth method, stated net of hypothetical estimated MIP payments if triggered, per FREEDOM management Badcock terminal value as of 2026 calculated as the then present value of years 2027 to 2030 cash flow plus the subsequent years based on 2030 FCF and a 3% perpetuity growth rate M&A Premiums A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies Reviewed 355 public company all-cash transactions across all industries, excluding financial, real estate and energy targets, and with transaction equity values between $1B and $5B closed since January 1, 2010 Applied relevant premiums to FREEDOM’s unaffected stock price of $22.75 as of March 17, 2023 and certain stock prices prior to that point Methodology / Consideration General Description Comments Selected Valuation Methodologies Note: Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies. For Informational Purposes Only: 15

Confidential Jefferies LLC / May 2023 Methodology Metrics Financial Analyses Summary – Based on May 4, 2023 LRP Implied Enterprise Value / For Informational Purposes Only All Industries (355) Transactions) Historical Premium Analysis Consumer / Retail (61) Transactions) 2023E Mgmt Adj. EBITDA of $268M Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023. Valuation range figures rounded to the nearest $0.25. Note: Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023. (1) Range reflects optional liquidity MIPs at both ends of the range and Vitamin Shoppe MIP only at the lower end. Discounted Cash Flow Analysis Pre-MIP Selected Public Companies Analysis 2023E Adj. EBITDA Multiple Selected Transactions Analysis Discount rate of 12.75% - 13.75% and perpetuity growth rate of 2.5% - 3.5% applied on Pre-MIP value 6.5x – 8.0x 2023E Adj. EBITDA ─ 2023E Mgmt Adj. EBITDA of $268M 25th and 75th Percentile 1-day premiums to unaffected share price ($22.75) as of 3/17/23 25th and 75th Percentile 1-day premiums to unaffected share price ($22.75) as of 3/17/23 LTM Q1 2023E Adj. EBITDA Multiple 6.75x – 8.25x LTM Q1 2023E Adj. EBITDA ─ Q1 2023E Mgmt Adj. EBITDA of $308M Proposed Purchase Price : $30.00 2024P Adj. EBITDA Multiple 6.0x – 7.5x 2024P Adj. EBITDA ─ 2024P Mgmt Adj. EBITDA of $297M 5.3x 6.5x 7.7x 9.0x 10.4x 6.1x 7.5x 8.9x 10.4x 11.9x Net of MIP(1) Discount rate of 12.75% - 13.75% and perpetuity growth rate of 2.5% - 3.5% applied on Net of MIP value LTM Q1’ 23A Mgmt Adj. EBITDA of $308M $26.50 $27.00 $23.50 $26.25 $17.00 $10.25 $9.00 $32.00 $34.75 $37.75 $38.50 $29.75 $22.50 $20.00 $5.00 $15.00 $25.00 $35.00 $45.00 16

Confidential

Analysis of Selected Public Companies – Valuation and Benchmarking

($Millions)

	Equity Value	Enterprise Value	2022A Size and Scale			22A - '24P Projected Gowth			EV / EBITDA	
Pet Retail			Revenue	EBITDA	EBITDA %	Unit	Revenue	EBITDA	2023E	2024P
Petco Health and Wellness Company, Inc.	$3,161	$4,653	$6,025	$582	9.7%	0.7%	3.4%	(1.4%)	8.8x	8.2x
Pets at Home Group Plc	2,454	2,523	1,636	314	19.2%	NA	8.8%	5.4%	7.8x	7.2x
Pet Supplies Plus	**NA**	**NA**	**1,289**	**105**	**8.1%**	**14.1%**	**7.0%**	**12.7%**	-	-
Musti Group Oyj	714	865	422	74	17.5%	NA	10.2%	12.6%	10.4x	9.3x
Mean	**$2,110**	**$2,680**	**$2,343**	**$269**	**13.6%**	**7.4%**	**7.4%**	**7.3%**	**9.0x**	**8.2x**
Median	**$2,454**	**$2,523**	**$1,462**	**$209**	**13.6%**	**7.4%**	**7.9%**	**9.0%**	**8.8x**	**8.2x**
Home and Furniture										
Best Buy Co., Inc.	$16,334	$15,652	$46,346	$3,961	8.5%	(2.0%)	(1.3%)	(13.6%)	5.6x	5.3x
Williams-Sonoma, Inc.	8,036	7,668	8,821	1,730	19.6%	(5.2%)	(1.6%)	(9.2%)	5.4x	5.4x
Tempur Sealy International, Inc.	6,556	9,327	4,954	892	18.0%	NA	4.2%	9.3%	9.6x	8.8x
Sleep Number Corporation	526	985	2,113	148	7.0%	3.5%	0.2%	9.5%	5.9x	5.5x
The Container Store Group, Inc.	151	333	1,086	115	10.5%	11.2%	2.2%	(1.5%)	3.2x	3.0x
Haverty Furniture Companies, Inc.	441	318	1,034	135	13.0%	NA	(2.6%)	NA	NA	NA
American Freight	**NA**	**NA**	**883**	**(69)**	**(7.8%)**	**6.5%**	**5.6%**	-	-	-
Ethan Allen Interiors Inc.	701	616	848	157	18.5%	NA	NA	NA	4.8x	NA
Badcock Home Furniture	**NA**	**NA**	**592**	**(21)**	**(3.6%)**	**(2.1%)**	**(9.2%)**	-	-	-
Sleep Country Canada Holdings Inc.	648	669	683	163	23.8%	2.1%	3.2%	0.2%	4.3x	4.1x
Mean	**$4,174**	**$4,446**	**$6,736**	**$721**	**10.8%**	**2.0%**	**0.1%**	**(0.9%)**	**5.5x**	**5.3x**
Median	**$675**	**$827**	**$1,060**	**$153**	**11.8%**	**2.1%**	**0.2%**	**(0.7%)**	**5.4x**	**5.3x**
Beauty, Health and Wellness										
Walgreens Boots Alliance, Inc.	$27,756	$47,205	$131,772	$5,710	4.3%	NA	5.0%	9.6%	7.1x	6.9x
Rite Aid Corporation	114	3,219	23,918	419	1.8%	NA	(3.7%)	(5.2%)	9.0x	8.5x
Ulta Beauty, Inc.	26,698	25,960	10,001	1,820	18.2%	3.6%	7.8%	4.9%	13.5x	13.0x
Bath & Body Works, Inc.	7,790	11,421	7,474	1,597	21.4%	NA	2.6%	1.9%	7.7x	6.9x
Sprouts Farmers Market, Inc.	3,826	3,792	6,389	485	7.6%	7.0%	6.4%	3.4%	7.5x	7.3x
Sally Beauty Holdings, Inc.	1,253	2,305	3,757	483	12.8%	(0.8%)	1.5%	0.9%	4.9x	4.7x
Vitamin Shoppe	**NA**	**NA**	**1,207**	**136**	**11.2%**	**2.5%**	**2.7%**	**1.6%**	-	-
Natural Grocers by Vitamin Cottage, Inc.	270	316	1,090	56	5.2%	NA	NA	6.0%	5.3x	5.0x
Mean	**$9,672**	**$13,460**	**$23,201**	**$1,338**	**10.3%**	**3.0%**	**3.2%**	**2.9%**	**7.9x**	**7.5x**
Median	**$3,826**	**$3,792**	**$6,932**	**$484**	**9.4%**	**3.0%**	**2.7%**	**2.7%**	**7.5x**	**6.9x**
FREEDOM	**$827**	**$2,292** (1)	**$4,195**	**$288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**6.5x** (2)	**5.5x** (2)
Proposed Transaction	**1,089**	**2,552**	**4,195**	**288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**9.5x**	**8.6x**

Source: Company provided financials, S&P Capital IQ as of May 5, 2023, Public filings and Wall Street equity research.
(1) Reflects pro forma debt and cash figures as of February 2, 2023.
(2) Reflects consensus estimated EV / 2023E and 2024P Adjusted EBITDA multiples at the unaffected share price on March 17, 2023.
(3) Reflects 2023E figures.

Jefferies LLC / May 2023

17

Jefferies

Analysis of Selected Public Companies – Valuation and Benchmarking (Cont'd)

Confidential

($Millions)

Finance Driven Retail	Equity Value	Enterprise Value	2022A Size and Scale Revenue	EBITDA	EBITDA %	22A - '24P Projected Gowth Unit	Revenue	EBITDA	EV / EBITDA 2023E	2024P
Upbound Group, Inc.	$1,916	$3,172	$4,245	$454	10.7%	0.4%	(2.3%)	(2.0%)	7.7x	7.3x
The Aaron's Company, Inc.	394	586	2,251	166	7.4%	(1.5%)	0.9%	1.4%	3.9x	3.4x
Conn's, Inc.	122	534	1,339	37	2.8%	6.9%	5.0%	64.2%	12.4x	5.3x
Buddy's Home Furnishings	**NA**	**NA**	**57**	**16**	**27.1%**	**9.1%**	**2.3%**	**1.7%**	**-**	**-**
Mean	**$811**	**$1,430**	**$1,973**	**$168**	**12.0%**	**3.7%**	**1.5%**	**16.3%**	**8.0x**	**5.3x**
Median	**$394**	**$586**	**$1,795**	**$102**	**9.0%**	**3.7%**	**1.6%**	**1.6%**	**7.7x**	**5.3x**
Specialty Retail										
DICK'S Sporting Goods, Inc.	$12,915	$12,548	$12,217	$1,846	15.1%	1.2%	3.3%	3.0%	6.6x	6.4x
The ODP Corporation	1,835	1,620	8,520	437	5.1%	NA	(2.9%)	(4.8%)	4.0x	4.1x
Academy Sports and Outdoors, Inc.	4,839	5,096	6,438	995	15.5%	5.8%	4.6%	1.5%	5.4x	5.0x
JOANN Inc.	77	1,047	2,206	99	4.5%	(0.6%)	(0.7%)	30.0%	8.6x	6.3x
Hibbett, Inc.	716	739	1,727	213	12.3%	3.6%	5.5%	5.1%	3.4x	3.1x
Mean	**$4,076**	**$4,210**	**$6,221**	**$718**	**10.5%**	**2.5%**	**2.0%**	**7.0%**	**5.6x**	**5.0x**
Median	**$1,835**	**$1,620**	**$6,438**	**$437**	**12.3%**	**2.4%**	**3.3%**	**3.0%**	**5.4x**	**5.0x**
Unit-Based Education										
Pearson plc	$7,729	$8,594	$4,613	$834	18.1%	NA	2.7%	12.5%	8.6x	8.1x
Bright Horizons Family Solutions Inc.	5,305	6,247	2,016	317	15.7%	1.5%	12.5%	16.0%	17.4x	14.6x
Stride, Inc.	1,858	1,960	1,745	268	15.4%	NA	7.8%	16.9%	6.5x	5.3x
Franklin Covey Co.	494	459	270	44	16.3%	NA	10.4%	13.1%	9.8x	8.2x
Sylvan Learning	**NA**	**NA**	**42**	**13**	**31.4%**	**2.6%**	**3.1%**	**5.3%**	**-**	**-**
Mean	**$3,847**	**$4,315**	**$1,737**	**$295**	**19.4%**	**2.0%**	**7.3%**	**12.8%**	**10.5x**	**9.1x**
Median	**$3,582**	**$4,103**	**$1,745**	**$268**	**16.3%**	**2.0%**	**7.8%**	**13.1%**	**9.2x**	**8.2x**
Hybrid Franchisors										
Snap-on Incorporated	$14,124	$14,589	$4,489	$1,232	27.4%	NA	3.9%	6.9%	10.8x	10.4x
Driven Brands Holdings Inc.	4,916	7,473	2,043	274	13.4%	5.9%	14.4%	56.7%	12.7x	11.1x
Shake Shack Inc.	2,795	2,845	900	70	7.8%	14.7%	18.5%	37.8%	24.0x	21.2x
El Pollo Loco Holdings, Inc.	348	394	469	49	10.4%	3.5%	3.8%	16.1%	6.6x	6.0x
Mean	**$5,545**	**$6,325**	**$1,976**	**$406**	**14.8%**	**8.0%**	**10.2%**	**29.4%**	**13.5x**	**12.2x**
Median	**$3,855**	**$5,159**	**$1,472**	**$172**	**11.9%**	**5.9%**	**9.1%**	**27.0%**	**11.7x**	**10.7x**
								Weighted Median(1)	**7.8x**	**7.1x**
								Median	**7.5x**	**6.6x**
								Mean	**8.2x**	**7.3x**
FREEDOM	**$827**	**$2,292(2)**	**$4,195**	**$288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**6.5x(3)**	**5.5x(3)**
Proposed Transaction	**1,089**	**2,552**	**4,195**	**288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**9.5x**	**8.6x**

Source: Company provided financials, S&P Capital IQ as of May 5, 2023, company filings and Wall Street equity research.

(1) Weighted according to the corresponding year's Adj. EBITDA segment contribution to the total FREEDOM aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture median weighted by American Freight and Badcock Home Furniture, Beauty Health and Wellness and Specialty Retail combined median weighted by Vitamin Shoppe, Finance Driven Retail median weighted by Buddy's, and Unit Based Education median weighted by Sylvan Learning.

(2) Reflects pro forma debt and cash figures as of February 2, 2023.

(3) Reflects consensus estimated EV / 2023E and 2024P Adjusted EBITDA multiples at the unaffected share price on March 17, 2023.

Jefferies LLC / May 2023 18 Jefferies

Confidential

Analysis of Selected Transactions – Since 2017

($Millions)

EV / LTM EBITDA

Date Announced	Target	Acquiror	Implied Enterprise Value	Implied TEV / LTM EBITDA
Pet Retail				
Jan-21	Pet Supplies Plus	Franchise Group	$700	8.8x
Nov-18	Greencross	TPG Capital	$970	10.0x
Home & Furniture				
Jan-22	Mattress Warehouse	Wynnchurch Capital	ND	ND
Nov-21	W.S. Badcock	Franchise Group	$580	4.2x
Nov-21	Casper Sleep	Durational Capital Management	$332	NM
May-21	At Home	Hellman & Friedman	$2,830	7.9x
May-21	Dreams	Tempur + Sealy	$475	6.3x
Dec-19	American Freight	Franchise Group	$450	9.6x
Jan-17	Art Van Furniture	Thomas H. Lee Partners	$550	ND
Beauty, Health & Wellness				
Jun-20	GNC Corporation	Harbin Pharmaceutical Group	$760	6.9x
Aug-19	The Vitamin Shoppe	Franchise Group	$208	3.8x
Jun-17	Whole Foods	Amazon	$13,733	10.3x
Jun-17	The Body Shop	Natura Cosmeticos	$1,120	13.0x
Finance Driven Retail				
Dec-21	American First Finance	FirstCash	$1,100	12.1x
Dec-20	Acima	Rent-a-Center	$1,650	7.3x
Specialty Retail				
Apr-22	BrandsMart U.S.A	The Aaron's Company	$230	5.0x
Oct-23	Diamonds Direct	Signet Jewlers	$490	7.1x
Apr-21	West Marine	L Catterton	ND	ND
Mar-21	The Michael's Companies	Apollo Global Management	$4,524	6.8x
Dec-20	Sportsman's Warehouse Holdings, Inc.	Great Outdoors Group, LLC	$792	6.0x
Sep-20	JCPenney	Brookfield / Simon	$800	ND
Aug-19	Party City (Canada)	Canadian Tire	$131	9.9x
Jun-19	Barnes & Noble	Elliott Management Advisors	$683	5.7x
Apr-19	Smart and Final	Apollo Global Management	$1,100	ND
Oct-18	Marshall Retail Group	WH Smith plc	$400	13.7x
Jun-17	Staples	Sycamore Partners	$6,593	5.0x
Apr-17	Cabela's	Bass Pro Group	$4,580	10.4x
Jan-17	Leslie's Poolmart	L Catterton	ND	ND
Unit Based Education				
Jun-22	The Goddard School	Sycamore Partners	~$1,100	22.0x
Feb-22	Houghton Mifflin Harcourt Company	Veritas Capital	$2,666	9.9x
Feb-22	Mathnasium	Roark Capital	ND	ND
Oct-21	Lakeshore Learning	Leonard Green Partners	~$1,600	ND
			Weighted Median[(1)]	**8.2x**
			Overall Mean	**8.8x**
			Overall Median	**7.9x**
Proposed Transaction			**$2,552**	**8.3x**

Source: Company filings, Definitive Proxy Statements, press releases, Wall Street equity research.

(1) Weighted according to the Q1 2023 LTM Adj. EBITDA segment contribution to the total FREEDOM aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture median weighted by American Freight and Badcock Home Furniture, Beauty Health and Wellness and Specialty Retail combined median weighted by Vitamin Shoppe, Finance Driven Retail median weighted by Buddy's, and Unit Based Education median weighted by Sylvan Learning.

Jefferies LLC / May 2023 19 Jefferies

Confidential

FREEDOM Discounted Cash Flow Analysis – Based on May 4, 2023 LRP

(US $Ms, except price per share)	Year ending December 31, 2023E	2024P	2025P	2026P	CAGR 2023E - 2026P	Normalized Terminal Yr Excluding Badcock[1]
EBITDA (net of SBC)[2]	**$242**	**$281**	**$366**	**$440**	*22.2%*	**$457**
% Margin	*5.7%*	*6.3%*	*7.5%*	*8.3%*		*8.3%*
Less: D&A	(80)	(82)	(78)	(78)		(35)
EBIT	**$162**	**$199**	**$288**	**$363**	*30.9%*	**$422**
Less: Taxes[3]	(42)	(52)	(75)	(94)		(110)
Net Operating Profit After Tax (NOPAT)	**$120**	**$147**	**$213**	**$269**	*30.9%*	**$312**
Plus: D&A	80	82	78	78		35
Less: NWC (Increase) / Decrease	125	38	(18)	(41)		(32)
Less: Other Assets / Liabilities (Increase) / Decrease[4]	16	(5)	13	3		-
Less: Capital Expenditure	(47)	(42)	(45)	(45)		(35)
Unlevered FCF	**$293**	**$220**	**$242**	**$263**	*(3.5%)*	**$281**
% Conversion	*111.4%*	*74.2%*	*63.3%*	*57.8%*		*59.4%*
Present Value of Unlevered FCF	**$275**	**$183**	**$177**	**$170**	**Net of MIP Payout**	**Pre-MIP**
Terminal Value at 3.0% Growth Rate					**$3,000**	**$3,000**
Less: Illustrative Management Incentive Payoff[5]					($175)	-
Plus: Badcock Terminal Value[6]					($97)	($97)
Terminal Value Post Incentive Units Payoff & Badcock					$2,728	$2,903
Present Value of Terminal Value[7]					**$1,658**	**$1,765**
Sum of PV of Unlevered FCF					**$805**	**$805**
Total Enterprise Value					**$2,463**	**$2,570**
Plus: Cash (Q4 '22A)					$81	$81
Less: Debt (Q4 '22A)					($1,381)	($1,381)
Less: Preferred Equity					($114)	($114)
Equity Value					**$1,049**	**$1,156**
FDSO[8]					36.281	36.287
Implied Price Per Share					**$28.92**	**$31.85**

~$30.95 / share without VSI MIP payout

Sensitivities

Implied Price Per Share (Pre MIP)			
Perpetuity Growth	Discount Rate 12.75%	13.25%	13.75%
2.5%	$32.50	$29.25	$26.25
3.0%	$35.50	$31.75	$28.75
3.5%	$38.50	$34.75	$31.25

Implied Terminal EBITDA Multiple[7]			
Perpetuity Growth	Discount Rate 12.75%	13.25%	13.75%
2.5%	6.3x	6.0x	5.8x
3.0%	6.7x	6.3x	6.1x
3.5%	7.1x	6.7x	6.4x

Change in EBITDA[9]	Implied Price Per Share (Low)	Implied Price Per Share (High)
(15.00%)	$15.25	$25.25
(10.00%)	19.00	29.75
(5.00%)	22.50	34.00
0.0%	26.25	38.50
5.00%	30.00	43.00
10.00%	33.75	47.50
15.00%	37.50	52.00

Note: Share prices in sensitivity tables are rounded to the nearest $0.25. Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023.
(1) Reflects depreciation equal to capital expenditures in Normalized Terminal Year.
(2) As per Long-Range Plan EBITDA forecast through 2026P provided by FREEDOM management on May 4, 2023.
(3) Applied effective tax rate of 26% as per management estimates.
(4) Other assets / liabilities exclude non-current deferred tax assets, income taxes payable, right of use assets, long-term operating lease liabilities and non-current long-term debt.
(5) Management Incentive payoff reflects tax-effected optional liquidity exercise of incentive units in 2026 across relevant businesses of FREEDOM based on contractual multipliers.
(6) Reflects Badcock Unlevered FCF value for 2027 through future years.
(7) Based on illustrative perpetuity growth rate of 3%. Based on illustrative WACC of 13.25%.
(8) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023.
(9) Reflects changes in EBITDA (net of SBC) from 2023E to 2026P and Normalized Terminal Year.

Jefferies LLC / May 2023
20
Jefferies

Confidential Jefferies LLC / May 2023 1-day Premiums 17% 30% 41% 19% 31% 52% $27.02 $29.93 $34.70 $26.53 $29.52 $32.04 25% 36% 55% Illustrative Selected M&A Premiums Overview – Based on Unaffected Stock Price (3/17/2023) (For Reference Only) Source: Refinitiv as of May 1, 2023. (1) Data represents 355 all-cash transactions with Total Enterprise Values at Announcement Date of $1.0 Billion to $5.0 Billion since 2010. Excludes real estate, energy & power and financial sector transactions. (2) Data represents 61 all-cash transactions with Total Enterprise Values at Announcement Date of $1.0 Billion to $5.0 Billion involving consumer and retail U.S. domiciled and publicly listed traded targets since 2010. (3) Implied price based on premiums applied to unaffected share price as at close of March 17, 2023. U.S. M&A All-Cash Transactions, Closed Since January 1, 2010 Median – All Industries(1) Median – Consumer & Retail(2) 21% 31% 47% Implied Price / FREEDOM Share(3) Implied Price / FREEDOM Share(3) 30-day Premiums $28.39 $31.04 $35.34 $27.52 $29.89 $33.39 Proposed Purchase Price 25th Percentile Median 75th Percentile 25th Percentile Median 75th Percentile 25th Percentile Median 75th Percentile 25th Percentile Median 75th Percentile $30.00 1-Day Premium 30-Day Premium 32% 0% 21

Confidential Jefferies LLC / May 2023 Appendix 22

Confidential Jefferies LLC / May 2023 $109 $97 $4 $19 $47 $91 $116 FY2020A FY2021A FY2022A FY2023E FY2024P FY2025P FY2026P American Freight – Summary Financial Performance $945 $989 $883 $912 $985 $1,145 $1,262 11.6% 9.8% 0.4% 2.1% 4.8% 8.0% 9.2% ($4) ($1) ($25) $4 ($27) ($6) $8 Revenue American Freight’s 2022 performance deteriorated due to a number factors including pull-back by its lower income customer base, potential sales pull-forward during prior COVID periods and ongoing cost inflation ─ Q1 2023 remained EBITDA negative due to the weakest tax season of the past decade according to management Going forward, management is projecting a return to profitability beginning in Q2 2023 resulting in modest 2023 EBITDA which grows sharply through 2026 ─ 2026 EBITDA falls in line with 2020 and 2021 levels, albeit on lower margins against higher sales EBITDA Margin Adj. EBITDA FCF(1) Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023, and FREEDOM management . (1) Calculated as Cash Flow from Operations less Capital Expenditures. 23

Confidential

Badcock – Summary Financial Performance

- A significant portion of Badcock's revenue is dependent on providing consumer credit to its customers
- FREEDOM's approach to financing Badcock customers is currently in transition due to balance sheet constraints
  - Management has explored numerous solutions to date that have not proven fruitful (e.g., SPV, AFF as second look provider, sale / merger)
- The Company's LRP reflects an outsourcing arrangement with Fortiva which is currently under test
  - Management expects such arrangement would result in negative EBITDA for the next several years
- Alternatively, FREEDOM continues to explore several other options which may or may not be feasible and if so may or may not be more financially attractive:
  - Partnering with alternative third-party credit service providers (e.g., Genesis)
  - JV transaction with a consumer-financing operating company or credit provider (e.g., Fortiva)
  - Sale to a financial sponsor or management
  - Business liquidation

Adj. EBITDA


$106
$85
$84
($21)
($38)
($27)
($16)
($10)
($4)
$3
$10

	FY2020A	FY2021A	FY2022A	FY2023E	FY2024P	FY2025P	FY2026P	FY2027P	FY2028P	FY2029P	FY2030P
Revenue	$899	$907	$716	$592	$591	$660	$730	$774	$820	$869	$922
EBITDA Margin	*11.8%*	*9.4%*	*11.7%*	*(3.5%)*	*(6.4%)*	*(4.1%)*	*(2.2%)*	*(1.4%)*	*(0.5%)*	*0.3%*	*1.1%*
FCF[1]	$162	$216	$45	$31	$26	($15)	($24)	($22)	($18)	($13)	($8)

Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023, and FREEDOM management.
(1) Calculated as Cash Flow from Operations less Capital Expenditures.

Jefferies LLC / May 2023
24
Jefferies

Confidential

Illustrative Badcock Liquidation Analysis (For Reference Only)

Badcock Cash Flow and Valuation per Illustrative Liquidation Analysis			
Cash flow for 2023[(1)]			**$4.6**
	Book Value	**Monetization %**	**Monetization Value**
Liquidation of Q4' 23 Assets			
Account Receivables	$52.0	25%	$13.0
Inventory	122.0	50%	61.0
Income Tax Receivable	3.1		3.1
Intercompany Receivable[(2)]	100.0		0.0
Property, Equipment, and Software, Net	17.6	10%	1.8
Other Assets[(3)]	23.5	70%	16.4
Liquidation of Q4 '23 Liabilities			
Long-Term Financing Leases	(0.9)		(0.9)
Accounts Payable	(62.6)		(62.6)
Accrued Expenses	(8.8)		(8.8)
Income Taxes Payable	1.5		1.5
Deferred Revenue	(6.2)		(6.2)
Other Non-Current Liabilities	(14.5)		(14.5)
Deferred Tax Liability - Non-Current	(15.6)		(15.6)
Liquidation of Q4 '23 Net Assets	**$211.0**		**($11.9)**
Severance Costs[(4)]			**($12.0)**
Operating Lease Liability			($383.0)
Less: Sublease Income (@25% Sublease Rate)			95.8
Net Operating Lease Liability			**($287.3)**
Aggregate Cost of Maintaining Collections Function[(5)]			**($25.0)**
Other Material Adjustments Not Quantified			
Less: Contractual Obligations with Dealers			N.Q.
Less: Litigation Expense			N.Q.
Less: Other Breakage from Vendor Contracts			N.Q.
Plus: Tax Benefits / Offsets to Parent			N.Q.
Total			**($331.5)**
PV of Cash Proceeds[(6)]			($292.7)
Value Per Share[(7)]			**($8.07)**

Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023, Monetization assumptions provided by FREEDOM management, Company filings and Capital IQ.
Note: N.Q. indicates not quantified.
(1) Cash flow includes cash flow from operating activities, investing activities and financing activities.
(2) Net zero since Receivables are owed to Badcock by FREEDOM.
(3) Includes other current assets, non-current notes receivables and other assets.
(4) Severance costs are likely to be close to to $12.0 million.
(5) Assumes $15.0 million going to zero over three years.
(6) Discounted over 1 year using illustrative Weighted Average Cost of Capital (WACC) of 13.25%.
(7) Value per share calculated based on Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023.

Jefferies LLC / May 2023
25
Jefferies

Confidential Jefferies LLC / May 2023 Year ending December 31 CAGR Normalized (US $Ms, except price per share) 2027E 2028P 2029P 2030P 2027E - 2030P Terminal Yr(1) Revenue $774 $820 $869 $922 6.0% $922 EBITDA(2) ($10) ($4) $3 $10 NM $10 % Margin (1.4%) (0.5%) 0.3% 1.1% 1.1% Less: D&A (7) (7) (8) (8) (10) EBIT ($18) ($11) ($5) $3 NM $0 Less: Taxes(3) 5 3 1 (1) (0) Net Operating Profit After Tax (NOPAT) ($13) ($8) ($3) $2 NM $0 Plus: D&A 7 7 8 8 10 Less: NWC (Increase) / Decrease (6) (7) (7) (8) (8) Less: Capital Expenditure (10) (10) (10) (10) (10) Unlevered FCF ($22) ($18) ($13) ($8) NM ($7) Present Value of Unlevered FCF (as of Dec 31, 2026) ($21) ($15) ($10) ($5) Terminal Value at 3.0% Growth Rate ($77) Present Value of Terminal Value (as of Dec 31, 2026)(4) ($47) Sum of PV of Unlevered FCF (as of Dec 31, 2026) ($50) Present Value (as of Dec 31, 2026) ($97) Badcock Extended Discounted Cash Flow Analysis – Based on May 4, 2023 LRP (For Reference Only) Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023. (1) Reflects depreciation equal to capital expenditures in Normalized Terminal Year. (2) As per Long-Range Plan EBITDA forecast through 2030P provided by FREEDOM management. (3) Effective tax rate for each year as per FREEDOM management estimates. (4) Based on illustrative perpetuity growth rate of 3%. Based on illustrative WACC of 13.25%. 26

Confidential

FREEDOM Weighted Average Cost of Capital Analysis

($Millions, except per share data)

Selected Companies

Company Name	Equity Value	Total Debt	Cash	Minority Interest	Preferred Stock	Total EV	D / E Ratio	Equity / Total Cap.	Debt / Total Cap.	Tax Rate[1]	Bloomberg Beta[2]	Unlevered Beta	Adj. Levered Beta
Pet Retail													
Musti Group Oyj	$714	$166	$16	$0	$0	$865	21.0%	82.6%	17.4%	20.0%	1.02	0.87	0.95
Pets at Home Group Plc	2,454	249	181	0	0	2,523	2.8%	97.3%	2.7%	25.0%	0.71	0.69	0.75
Petco Health and Wellness Company, Inc.	3,161	1,694	202	0	0	4,653	47.2%	67.9%	32.1%	29.8%	1.19	0.90	0.97
						Mean	**23.7%**	**82.6%**	**17.4%**	**24.9%**	**0.97**	**0.82**	**0.89**
						Median	**21.0%**	**82.6%**	**17.4%**	**25.0%**	**1.02**	**0.87**	**0.95**
Home and Furniture													
Best Buy Co., Inc.	$16,334	$1,192	$1,874	$0	$0	$15,652	(4.2%)	104.4%	(4.4%)	30.8%	1.24	1.28	1.38
Williams-Sonoma, Inc.	8,036	0	367	0	0	7,668	(4.6%)	104.8%	(4.8%)	29.8%	1.30	1.34	1.46
Sleep Number Corporation	526	460	2	0	0	985	87.1%	53.5%	46.5%	30.8%	1.54	0.96	1.04
Tempur Sealy International, Inc.	6,556	2,831	69	10	0	9,327	42.1%	70.3%	29.6%	26.0%	1.55	1.18	1.28
Sleep Country Canada Holdings Inc.	648	74	58	5	0	669	2.4%	96.9%	2.3%	39.5%	1.21	1.19	1.28
Ethan Allen Interiors Inc.	701	0	85	(0)	0	616	(12.2%)	113.9%	(13.9%)	28.5%	0.96	1.05	1.14
Haverty Furniture Companies, Inc.	441	0	123	0	0	318	(27.9%)	138.7%	(38.7%)	26.8%	0.92	1.15	1.25
The Container Store Group, Inc.	151	189	6	0	0	333	121.4%	45.2%	54.8%	21.0%	1.21	0.62	0.68
						Mean	**25.5%**	**90.9%**	**8.9%**	**29.1%**	**1.24**	**1.10**	**1.19**
						Median	**(0.9%)**	**100.6%**	**(1.0%)**	**29.2%**	**1.23**	**1.17**	**1.27**
Finance Driven Retail													
Upbound Group, Inc.	$1,916	$1,400	$144	$0	$0	$3,172	65.5%	60.4%	39.6%	21.0%	1.25	0.82	0.90
Conn's, Inc.	122	432	20	0	0	534	338.1%	22.8%	77.2%	21.0%	1.57	0.43	0.47
The Aaron's Company, Inc.	394	219	28	0	0	586	48.5%	67.3%	32.7%	26.8%	1.19	0.88	0.95
						Mean	**150.7%**	**50.2%**	**49.8%**	**22.9%**	**1.34**	**0.71**	**0.77**
						Median	**65.5%**	**60.4%**	**39.6%**	**21.0%**	**1.25**	**0.82**	**0.90**
Beauty, Health and Wellness													
Ulta Beauty, Inc.	$26,698	$0	$738	$0	$0	$25,960	(2.8%)	102.8%	(2.8%)	30.5%	1.22	1.24	1.35
Sprouts Farmers Market, Inc.	3,826	259	293	0	0	3,792	(0.9%)	100.9%	(0.9%)	25.9%	0.57	0.57	0.62
Sally Beauty Holdings, Inc.	1,253	1,151	99	0	0	2,305	84.0%	54.3%	45.7%	21.0%	1.16	0.69	0.76
Bath & Body Works, Inc.	7,790	4,862	1,232	1	0	11,421	46.6%	68.2%	31.8%	21.0%	1.54	1.12	1.23
Rite Aid Corporation	114	3,208	103	0	0	3,219	2728.7%	3.5%	96.5%	31.0%	0.96	0.05	0.05
Walgreens Boots Alliance, Inc.	27,756	13,042	1,840	8,247	0	47,205	40.4%	58.8%	23.7%	30.5%	0.87	0.68	0.73
Natural Grocers by Vitamin Cottage, Inc.	270	63	17	0	0	316	16.9%	85.5%	14.5%	25.6%	0.56	0.49	0.54
						Mean	**416.1%**	**67.7%**	**29.8%**	**26.5%**	**0.98**	**0.69**	**0.75**
						Median	**40.4%**	**68.2%**	**23.7%**	**25.9%**	**0.96**	**0.68**	**0.73**

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 5, 2023.
(1) Tax Rate calculated as the summation of US Federal and State statutory tax rates.
(2) 5-Year Weekly Adjusted Beta sourced from Bloomberg as of May 4, 2023.

Jefferies LLC / May 2023

27

Jefferies

Confidential

FREEDOM Weighted Average Cost of Capital Analysis (Cont'd)

($Millions, except per share data)

Selected Companies

Company Name	Equity Value	Total Debt	Cash	Minority Interest	Preferred Stock	Total EV	D / E Ratio	Equity / Total Cap.	Debt / Total Cap.	Tax Rate[1]	Bloomberg Beta[2]	Unlevered Beta	Adj. Levered Beta
Specialty Retail													
DICK'S Sporting Goods, Inc.	$12,915	$1,558	$1,924	$0	$0	$12,548	(2.8%)	102.9%	(2.9%)	31.0%	1.42	1.45	1.57
Academy Sports and Outdoors, Inc.	4,839	595	337	0	0	5,096	5.3%	94.9%	5.1%	21.0%	1.31	1.26	1.38
The ODP Corporation	1,835	188	403	0	0	1,620	(11.7%)	113.3%	(13.3%)	26.5%	1.12	1.22	1.33
JOANN Inc.	77	991	20	0	0	1,047	1266.2%	7.3%	92.7%	21.0%	1.11	0.10	0.11
Hibbett, Inc.	716	39	16	0	0	739	3.2%	96.9%	3.1%	27.5%	1.33	1.30	1.41
						Mean	**252.0%**	**83.1%**	**16.9%**	**25.4%**	**1.26**	**1.07**	**1.16**
						Median	**3.2%**	**96.9%**	**3.1%**	**26.5%**	**1.31**	**1.26**	**1.38**
Unit-Based Education													
Bright Horizons Family Solutions Inc.	$5,305	$978	$36	$0	$0	$6,247	17.7%	84.9%	15.1%	29.0%	1.24	1.10	1.19
Stride, Inc.	1,858	420	318	0	0	1,960	5.5%	94.8%	5.2%	27.0%	0.72	0.69	0.76
Franklin Covey Co.	494	20	55	0	0	459	(7.1%)	107.6%	(7.6%)	25.9%	1.15	1.22	1.32
Pearson plc	7,729	1,535	686	16	0	8,594	11.0%	89.9%	9.9%	25.0%	0.73	0.67	0.73
						Mean	**6.8%**	**94.3%**	**5.6%**	**26.7%**	**0.96**	**0.92**	**1.00**
						Median	**8.2%**	**92.4%**	**7.5%**	**26.4%**	**0.94**	**0.90**	**0.97**
Hybrid Franchsiors													
El Pollo Loco Holdings, Inc.	$348	$66	$20	$0	$0	$394	13.1%	88.4%	11.6%	29.8%	1.04	0.96	1.04
Shake Shack Inc.	2,795	256	231	25	0	2,845	0.9%	98.2%	0.9%	28.3%	1.37	1.36	1.48
Driven Brands Holdings Inc.	4,916	2,784	227	1	0	7,473	52.0%	65.8%	34.2%	23.5%	1.13	0.81	0.88
Snap-on Incorporated	14,124	1,200	757	22	0	14,589	3.1%	96.8%	3.0%	28.9%	1.05	1.02	1.11
						Mean	**17.3%**	**87.3%**	**12.4%**	**27.6%**	**1.26**	**1.04**	**1.13**
						Median	**8.1%**	**92.6%**	**7.3%**	**28.6%**	**1.13**	**0.99**	**1.07**
						Overall Selected Companies							
						Mean	**147.0%**	**80.6%**	**18.8%**	**26.7%**	**1.15**	**0.92**	**1.00**
						Median	**12.0%**	**89.2%**	**10.7%**	**26.8%**	**1.19**	**0.96**	**1.04**
FREEDOM Normalized Cap Structure	**$1,067**	**$736**	**$98**		**$114**	**$1,819**	**59.8%**	**58.7%**	**35.1%**	**26.0%**	**1.61**	**1.12**	**1.61**
FREEDOM Actual Cap Structure	**$1,067**	**$1,448**	**$98**		**$114**	**$2,531**	**126.5%**	**42.2%**	**53.3%**	**26.0%**	**1.61**	**0.83**	**1.61**

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 5, 2023.
(1) Tax Rate calculated as the summation of US Federal and State statutory tax rates.
(2) 5-Year Weekly Adjusted Beta sourced from Bloomberg as of May 4, 2023.

Jefferies LLC / May 2023

28

Jefferies

Confidential

FREEDOM Weighted Average Cost of Capital Analysis (Cont'd)

($Millions, except per share data)

WACC Assumptions

	FREEDOM Actual	FREEDOM Normalized	Selected Peers	Illustrative Range	
Risk-Free Rate (Rf)[1]	3.9%	3.9%	3.9%	3.9%	3.9%
Unlevered Beta	0.83	1.12	0.96	1.00	1.25
Debt / Equity Ratio[2]	126.5%	59.8%	12.0%	66.7%	42.9%
Adj. Levered Beta[3]	1.61	1.61	1.04	1.49	1.65
Market Risk Premium (Rm)[4]	7.2%	7.2%	7.2%	7.2%	7.2%
Size Premium (Rs)[5]	1.4%	1.4%	1.4%	1.4%	1.4%
Tax Rate[6]	26.0%	26.0%	26.8%	26.0%	26.0%
Pre-Tax Cost of Debt (Kd)[7]	10.2%	10.2%	10.2%	10.2%	10.2%
Illustrative After-tax Cost of Debt	7.5%	7.5%	7.5%	7.5%	7.5%
Illustrative Debt / Total Capital	53.3%	35.1%	10.7%	40.0%	30.0%

WACC Calculation

	FREEDOM Actual	FREEDOM Normalized	Selected Peers	Illustrative Range	
Market Risk Premium (Rm)	7.2%	7.2%	7.2%	7.2%	7.2%
Multiplied by: Adj. Levered Beta	1.61	1.61	1.04	1.49	1.65
Adjusted Equity Risk Premium	**11.5%**	**11.5%**	**7.5%**	**10.7%**	**11.8%**
Plus: Risk-Free Rate (Rf)	3.9%	3.9%	3.9%	3.9%	3.9%
Plus: Size Premium (Rs)	1.4%	1.4%	1.4%	1.4%	1.4%
Cost of Equity (Ke)	**16.8%**	**16.8%**	**12.7%**	**15.9%**	**17.0%**
Multiplied by: E / (D + E)	46.7%	64.9%	89.3%	60.0%	70.0%
Cost of Equity Portion	**7.8%**	**10.9%**	**11.3%**	**9.6%**	**11.9%**
After-Tax Cost of Debt	7.5%	7.5%	7.5%	7.5%	7.5%
Multiplied by: D / (D + E)	53.3%	35.1%	10.7%	40.0%	30.0%
Cost of Debt Portion	**4.0%**	**2.6%**	**0.8%**	**3.0%**	**2.3%**
WACC	**11.84%**	**13.52%**	**12.12%**	**12.57%**	**14.18%**

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 5, 2023.
(1) Spot rate for 20-Year US Treasury Yield as of May 5, 2023.
(2) Normalized FREEDOM Debt / Capital ratio calculated as the average over the last 5 years.
(3) Adjusted for FREEDOM Debt / Capital ratio and median Debt / Capital ratio for selected public companies.
(4) Represents long-horizon expected equity risk premium per Kroll Cost of Capital Navigator.
(5) FREEDOM size premium based on 7th decile in Kroll Cost of Capital Navigator.
(6) Tax rate based on FREEDOM's effective tax rate of 2023E as per consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023
(7) FREEDOM pre-tax cost of debt is based on estimated cost of debt for refinancing current debt at SOFR+475 trading at 96.5.

Jefferies LLC / May 2023
29
Jefferies

Confidential Jefferies LLC / May 2023 Selected Changes Since Board Presentation on April 14, 2023 Topic Summary Changes FREEDOM Management Projections & Subsidiary Management Incentive Plans Certain cash flow and debt adjustments by Management Additional Badcock projected data through 2030 Tax benefit of (offset) of MIP payouts related to Vitamin Shoppe in 2026 lowered by ~$12M or $0.20 per share due to Section 162(m) of the Internal Revenue Code limitations Selected Transaction Analysis Increase in range for Selected Transactions Analysis from 6.5x - 8.0x to 6.75x - 8.25x Discounted Cash Flow Normalized Terminal year adjusted to exclude Badcock negative contribution Badcock projections extended by FREEDOM management to 2030 to achieve normalized state and terminal value included as a separate line item in DCF 30